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Exhibit 99.2

KPMG LLP 303 East Wacker Drive Chicago, IL 60601	Telephone Fax Internet	312 665 1000 312 665 6038 www.us.kpmg.com

Independent Accountants' Report

GE Money Bank (formerly GE Capital Consumer Card Co.)
GE Capital Credit Card Master Note Trust:

        We have examined management's assertion, as set forth in Appendix I, that GE Money Bank ("GEMB") complied, as servicer, with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, to the extent applicable, for GEMB relating to GE Capital Credit Card Master Note Trust ("GECCCMNT"), as of and for the year ended December 31, 2004. Management is responsible for GEMB's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about GEMB's compliance based on our examination.

        Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about GEMB's compliance with the minimum servicing standards, to the extent applicable, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GEMB's compliance with the minimum servicing standards.

        In our opinion, management's assertion that GEMB complied with the aforementioned minimum servicing standards, to the extent applicable, for GEMB relating to GECCCMNT, as of and for the year ended December 31, 2004, is fairly stated, in all material respects.

/s/ KPMG LLP
March 11, 2005

Appendix I

Management Assertion

Management Assertion of GE Money Bank
As Servicer for GE Capital Credit Card Master Note Trust

        Management of GE Money Bank ("GEMB," formerly GE Capital Consumer Card Co.), as servicer, is responsible for compliance with the servicing requirements of the Servicing Agreement dated as of June 27, 2003 (the "Agreement"), among GE Capital Credit Card Master Note Trust ("GECCCMNT") and GEMB as servicer.

        Management has performed an evaluation of GEMB's compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, to the extent applicable to GEMB as such standards relate to GECCCMNT.

        For the period from January 1, 2004 to December 31, 2004, GEMB has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, to the extent applicable to GEMB as such standards relate to GECCCMNT.

GE Money Bank
As servicer for GE Capital Credit Card Master Note Trust:

/s/ Donald R. Ramon Donald R. Ramon President and CEO	/s/ Lisa Giegel Lisa Giegel SVP and Controller

GE Consumer Finance Americas
A unit of General Electric Capital Corporation:

/s/ Melissa Hodes Melissa Hodes Vice President, Securitization	/s/ Mario Mastrantoni Mario Mastrantoni Controller

March 11, 2005

QuickLinks

  Exhibit 99.2
Independent Accountants' Report
  Appendix I
Management Assertion